HearUSA Company Contact: Paul A. Brown, M.D. Chairman (561) 478-8770, Ext. 123	The Investor Relations Company: Karl Plath or Brien Gately (847) 296-4200

HearUSA Discovers Apparently Improper Medicaid Billing At Newly Acquired
Massachusetts Centers,
Reports Findings To Authorities In Massachusetts

WEST PALM BEACH, Fla., October 22, 2002-HearUSA, Inc. (AMEX: EAR) today announced that it has discovered apparently improper Medicaid billing by a unit of a recently acquired business operating in Massachusetts and has reported its findings to state authorities. HearUSA’s attorneys, in a letter to the Massachusetts Division of Medical Assistance, reported that the company’s preliminary investigation indicates Medicaid was overbilled by about $296,000 in Massachusetts. HearUSA has retained an accounting firm to verify the actual amount of over billing.

The apparent overbilling was discovered by HearUSA employees working to integrate the accounting and patient management system of Helix Hearing Care of America Corp., acquired in July 2002 by HearUSA (formerly HEARx). HearUSA’s vice president of quality assurance discovered that billing for the 8 Massachusetts hearing care centers -which were acquired by Helix from American Hearing Centers, Inc. in November 2000-had been improperly submitted to Medicaid for hearing aids and accessories during the period from December 2000 through August 2002.

HearUSA’s computerized central billing system, which is now fully implemented in Massachusetts, should prevent any recurrence of improper billing for hearing aids and accessories, the company’s lawyers said. The HearUSA billing system includes safeguards to ensure proper billing. The system has been in operation in the former HEARx centers for over six years and has now been implemented in all the acquired Helix centers located in the United States. HEARx did not operate in Massachusetts prior to the Helix acquisition. HearUSA will continue to be vigilant in the integration process to be certain that any possible billing problems in any other jurisdictions are identified and promptly resolved.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. More than 200 centers are located in California, Florida, New York, New Jersey, Massachusetts, Pennsylvania, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the provinces of Ontario and Quebec, Canada.